EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

August 4, 2017

AquaVenture Holdings Limited Announces Completion

of Corporate Financing Transaction

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM (“WAASTM”) solutions, today announced that it has entered into a $150.0 million senior secured credit agreement with Deutsche Bank AG as the arranger and lender, and Wells Fargo Bank as the administrative agent.  The new credit agreement provides for a four-year term, non-amortizing loan that bears interest at LIBOR plus 6.00% with a LIBOR floor of 1%.  Total loan proceeds are expected to be approximately $147 million, net of debt financing and origination fees, of which the Company will use approximately $100 million to repay in full the outstanding principal on its existing Trinidad, USVI, Curacao and Quench loans.  The remaining proceeds are expected to be used for general corporate purposes, including acquisition and project development opportunities, and working capital needs.

“We are excited about the completion of this financing which supports our goals of optimizing, extending and expanding our capital structure” said Lee Muller, AquaVenture’s Chief Financial Officer.  “In addition to decreasing our weighted average cost of debt, we structured a loan facility that has the flexibility to accommodate our growth objectives.”

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer.  AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing approximately 8 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s ability to decrease weighted average cost of its debt and to have sufficient flexibility to accommodate its growth objectives.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.